UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2014

STAR MOUNTAIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54405	90-0969619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

605 W. Knox Rd, #202, Tempe, AZ	85284
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 933-0808

JAMESON STANFORD RESOURCES CORPORATION

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with Jameson Stanford Resources Corporation’s (the “Company”) plans to focus its business on the exploration of the Star Mountain mining project located in the Star Mining District in Beaver County, Utah and the performance of pre-extraction activities for mineral rights for this project, the Company has amended its articles of incorporation effective as of December 15, 2014 (the “Amended Articles”) to:

(1)	Change the Company’s corporate name from Jameson Stanford Resources Corporation to Star Mountain Resources, Inc.; and

(2)	Increase the number of authorized shares of common stock, $0.001 par value from 350,000,000 to 400,000,000 of which 350,000,000 will be common stock and 50,000,000 will be preferred stock.

These actions were approved by the Company’s board of directors on November 11, 2014, and the holders of a majority of its common stock approved these actions by written consent in lieu of a special meeting on November 11, 2014 (the “Written Consent”) in accordance with the relevant sections of the Nevada Revised Statutes. The Financial Information Regulatory Association, Inc. (“FINRA”) confirmed receipt of the necessary documentation regarding the Amended and Restated Articles and the Company’s symbol changes discussed below and their effectiveness.

There will be no mandatory exchange of stock certificates. Following the name change, the share certificates which reflect the Company’s prior name will continue to be valid. Certificates reflecting the new corporate name will be issued in due course as old share certificates are tendered for exchange or transfer to the Company’s transfer agent, West Coast Stock Transfer Inc.

Item 8.01 Other Events.

The Company’s CUSIP number and trading symbol for its common stock which trades on the OTCQB Tier of the OTC Markets, Inc. will change effective on December 15, 2014 as a result of the name change. The Company’s new CUSIP number will be 855155107 and its new trading symbol will be “SMRS”.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

3.3	Certificate of Amendment to Articles of Incorporation as filed with the Secretary of State of Nevada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR MOUNTAIN RESOURCES, INC.

Date: December 12, 2014	By:	/s/ Donna S. Moore
Donna S. Moore, Secretary